                                                                   Exhibit 4.11

                           CERTIFICATE OF DESIGNATION

                                   -----------


                   SETTING FORTH RESOLUTION CREATING A SERIES
                        OF PREFERRED STOCK DESIGNATED AS

                      Series C Exchangeable Preferred Stock

                      ADOPTED BY THE BOARD OF DIRECTORS OF
                       PETROLEUM HEAT AND POWER CO., INC.

              Pursuant to the Provisions of Section 302.A401 of the
                 Minnesota Business Corporation Act, as amended

                  I, the undersigned, ALAN SHAPIRO, an Assistant Secretary of Petroleum Heat and Power Co., Inc., a Minnesota corporation (hereinafter sometimes referred to as the "Corporation"), hereby certify as follows:

                  FIRST: That under the Restated and Amended Articles of Incorporation of the Corporation ("Restated Articles") the total number of authorized shares of Preferred Stock which the Corporation may issue is 5,000,000 and under said Restated Articles the Board of Directors of the Corporation ("Board") is authorized to issue such shares of the Preferred Stock from time to time in one or more series and to determine in the resolution providing for the issuance of any series of Preferred Stock the rights and preferences of shares of such series not fixed and determined by the Restated Articles.

                  SECOND: That the Board, pursuant to the authority so vested in it by the Restated Articles and in accordance with the provisions of Section 302A.401 of the Minnesota Business Corporation Act, as amended, adopted the following resolution creating a series of Preferred Stock designated as 12 7/8% Series C Exchangeable Preferred Stock due 2009 ("Series C Exchangeable Preferred Stock"), which resolution has not been amended, modified, rescinded or revoked and is in full force and effect on the Preferred Stock Closing Date.

                  WHEREAS, the Restated and Amended Articles of Incorporation (the "Restated Articles") of Petroleum Heat and Power Co., Inc. a Minnesota corporation (the "Corporation"), authorize the issuance of 5,000,000 shares of Preferred Stock of the Corporation; and

                  WHEREAS, the Board, pursuant to the authority so vested in by the Restated Articles, has previously adopted resolutions creating two series of Preferred Stock designated as 12 7/8% Series

A Exchangeable Preferred Stock ("Series A Exchangeable Preferred Stock") and
12 7/8% Series B Exchangeable Preferred Stock ("Series B Exchangeable Preferred Stock"); and

                  WHEREAS, the Corporation has heretofore issued 1,200,000 shares of Series A Exchangeable Preferred Stock; and

                  WHEREAS, subsequent to the issuance of the 1,200,000 shares of Series A Exchangeable Preferred Stock the Corporation issued 1,200,000 shares of Series B Exchangeable Preferred Stock in exchange for all of the issued and outstanding shares of the 1,200,000 shares of Series A Exchangeable Preferred Stock, which shares of Series A Exchangeable Preferred Stock are hereby cancelled and returned to the status of authorized but unissued shares of Preferred Stock.

                  WHEREAS, this Corporation wishes to issue up to 1,200,000 shares of its Series C Exchangeable Preferred Stock to certain holders of its outstanding debt and equity securities; and

                  NOW, THEREFORE, be it, and it hereby is, resolved by the Board that a series of the Preferred Stock of the Corporation is hereby designated
12 7/8% Series C Exchangeable Preferred Stock due 2009 consisting of 1,200,000 shares (the "Series C Exchangeable Preferred Stock") and having the relative rights and preferences as set forth below:

                  1. Ranking. The shares of the Series C Exchangeable Preferred Stock shall rank senior to the Corporation's Class A and Class C Common Stock, junior to the Corporation's Class B Common Stock and Series B Exchangeable Preferred Stock and pari passu with the Corporation's 1989 Preferred Stock and Parity Securities which may be issued pursuant to paragraph 10(b) "Limitation on Funded Debt and Preferred Stock" with respect to the payment of dividends and upon liquidation, dissolution, winding-up or otherwise. Except as specified in the preceding sentence and as provided in paragraph 7(b), all other series of Preferred Stock, all other classes of Preferred Stock and all other capital stock of the Corporation shall rank junior to the Series C Exchangeable Preferred Stock with respect to the payment of dividends or upon liquidation, dissolution, winding-up or otherwise.

                  2.  Dividends.

                           (a)  The holders of the shares of the Series C
Exchangeable Preferred Stock shall be entitled to receive dividends thereon at the rate per annum equal to 12 7/8% of the Liquidation Preference per share of Series C Exchangeable Preferred Stock when and as declared by the Board of Directors of this Corporation, out of funds legally available therefor. The obligations of this Corporation to pay dividends on the Series C Exchangeable Preferred

Stock pursuant to the provisions of this paragraph 2 shall accrue (whether or not declared) and be cumulative from and including the date on which each such share is issued. Dividends shall be payable quarterly in arrears (each a "Quarterly Dividend Period") on the 15th day of February, May, August and November (each a "Dividend Payment Date"), commencing with the first Dividend Payment Date following the issuance of such shares, to the holders of record as they shall appear on the stock register of the Corporation on the first day of such calendar month. All dividends shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which such dividends are payable. Unpaid dividends for any period less than a full Quarterly Dividend Period shall accrue on a day-to-day basis and shall be computed on the basis of a 360-day year.

                           (b)  The obligation of the Corporation to pay
dividends pursuant to the provisions of this paragraph shall be cumulative. If the full amount of dividends required to be paid as aforesaid for any Quarterly Dividend Period shall not have been paid, whether or not earned or declared, or a sum sufficient for the payment thereof set apart, all of the dividends required to be so paid but not paid (the "Deficiency") shall earn and accrue additional dividends, effective as of the date on which such dividends were to be paid and continuing until the full amount of the Deficiency plus all accrued but unpaid dividends thereon shall have been paid in full, at a per annum rate equal to the per annum dividend rate payable hereunder throughout such period with respect to Series C Exchangeable Preferred Stock plus 2%. All payments of dividends made on the Series C Exchangeable Preferred Stock shall be applied first, to the reduction of all accrued but unpaid dividends on the Deficiency, second, to the reduction of the Deficiency and third, to the payment of all accrued but unpaid dividends on the Series C Exchangeable Preferred Stock, other than the Deficiency. Reference to accrued and/or cumulative dividends hereunder shall be deemed for all purposes to include all amounts of Deficiency and all such accrued but unpaid dividends thereon.

                  3. Priority as to Dividends.

                           (a)  No dividends or other distributions (other
than dividends or other distributions payable in Class A Common Stock, Class C Common Stock or other Junior Securities) shall be declared or paid or set apart for payment on any Junior Securities for any period, and no Junior Securities may be repurchased, redeemed or otherwise retired, nor may funds be set apart for payment with payment with respect thereto, unless at the time thereof (1) full cumulative dividends have been or simultaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on the Series C Exchangeable Preferred Stock for all Quarterly Dividend Periods terminating on or prior to the date of payment of such dividends on Junior Securities, (ii) an amount equal to the dividends accrued on the Series C Exchangeable

Preferred Stock as of the date of each proposed distribution or payment on the Junior Securities has been declared and set apart in cash for payment on the Series C Exchangeable Preferred Stock and, (iii) any redemption payment required to be made pursuant hereto on or prior to the date of payment of such dividends on Junior Securities shall have been paid or a sum sufficient for the payment thereof set apart for such payment.

                           (b)  If the Corporation proposes to pay to the
holders of the outstanding Series C Exchangeable Preferred Stock and the holders of all outstanding Parity Securities an amount less than full accrued and unpaid cumulative dividends thereon (whether or not declared or earned) plus Liquidated Damages, if any, then the amount actually distributed shall be distributed among such holders ratably per share in proportion to the amount of such accrued and unpaid dividends plus Liquidated Damages, if any. No Parity Securities may be repurchased, redeemed or otherwise retired, nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid in cash on the Preferred Stock.

                  4.  Mandatory Redemption.

                           (a)  On February 15, 2009 (the "Mandatory
Redemption Date") the Corporation shall redeem all outstanding shares of the Series C Exchangeable Preferred Stock. The per share redemption price shall be the Liquidation Preference per share plus all accrued and unpaid cumulative dividends thereon (whether or not declared or earned) plus all Liquidated Damages, if any, to the date of such redemption; provided, however, that if such redemption price is not paid on such Mandatory Redemption Date, such redemption price shall bear interest thereafter at a per annum rate equal to the per annum dividend rate payable hereunder with respect to the Series C Exchangeable Preferred Stock plus 2% until such redemption price is paid.

                           (b)  No redemption may be authorized or made
unless prior thereto full unpaid cumulative dividends shall have been paid in cash or a sum set apart for such payment on the Series C Exchangeable Preferred Stock and all Parity Securities.

                  5.  Redemption Upon Change of Ownership.

                           (a)  Upon the occurrence of a Change of Control,
the Corporation shall make an offer (the "Change of Control Offer") to each holder of Series C Exchangeable Preferred Stock to redeem all or any part of such holder's Series C Exchangeable Preferred Stock at a redemption price equal to 101% of the Liquidation Preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends and Liquidated Damages, if any, to the date of redemption (the "Change of Control Redemption Price"). Within 30 days following any Change of Control, the Corporation will mail a notice to each holder ("Change of Control Notice") stating (i) that a Change of Control has occurred and that such holder has the right to require the Corporation to redeem such holder's Series C Exchangeable Preferred Stock at a redemption price in cash equal to the Change of Control Redemption Price, (ii) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control), (iii) the redemption date (the "Change of Control Redemption Date") (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) and (iv) the instructions, determined by the Corporation consistent with this Certificate of Designation, that a holder must follow in order to have its Series C Exchangeable Preferred Stock redeemed.

                           (b)  If, at the time of a Change of Control, the
Corporation is prohibited by the terms of any Indebtedness from purchasing shares of Series C Exchangeable Preferred Stock that may be tendered by holders pursuant to a Change of Control Offer, then prior to the mailing of the Change of Control Notice but in any event within 30 days following any Change of Control, the Corporation shall (i) repay in full such Indebtedness or (ii) obtain the requisite consent under such Indebtedness to permit the purchase of the Series C Exchangeable Preferred Stock as described above.

                           (c)  On the Change of Control Redemption Date,
the Corporation shall redeem all shares of the Series C Exchangeable Preferred Stock properly tendered pursuant to the Change of Control Offer out of funds legally available therefor.

                           (d)  In the event such redemption price is not
fully paid on the Change of Control Redemption Date, such redemption price shall earn interest from the date fixed for such redemption at a rate per annum equal to the per annum dividend rate payable hereunder throughout such period on the Series C Exchangeable Preferred Stock plus 2%, until such redemption price (including all such interest) shall be paid in full.

                           (e)  No redemption may be authorized or made
unless prior thereto full unpaid cumulative dividends shall have been paid in cash or a sum set apart for such payment on the Series C Exchangeable Preferred Stock and all Parity Securities.

                  6.  Optional Redemption of Series C Exchangeable
Preferred Stock.

                           (a)  In addition to the mandatory redemptions
required by paragraphs 4 and 5 hereof, the Corporation shall have the option at any time from time to time on any Dividend Payment Date on and after (but not before) February 15, 2002 to redeem for cash shares of the Series C Exchangeable Preferred Stock, either in whole or in part (but if in part then in units of 100 shares or an integral multiple thereof, unless less than 100 shares are then outstanding or held by any one holder thereof), at the redemption prices set forth herein, together with all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the redemption date) and Liquidated Damages, if any, to the redemption date. The redemption prices (expressed as percentages of Liquidation Preference) are as follows for shares of Series C Exchangeable Preferred Stock redeemed during the twelve-month period beginning February 15 of the years indicated:


         Year                                                        Percentage
         ----                                                        ----------
         2002.......................................................    106.438
         2003.......................................................    104.292
         2004.......................................................    102.146
         2005 and thereafter........................................    100.000

                  Notwithstanding the foregoing, the Corporation shall have the option to redeem for cash at any time or from time to time on or before April 1, 1999 all of the issued and outstanding shares of Series C Exchangeable Preferred Stock at $23 per shares together with all accumulated and unpaid dividends (including an amount in cash equal to a pro-rated dividend from the Dividend Payment Date immediately prior to the redemption date); provided, however that this option may be exercised only if the Star Gas Transaction (as that term is defined in agreements dated July 30, 1998 between the Corporation and the holders of the 12 7/8% Series B Exchangeable Preferred Stock) is consummated simultaneously with the exercise thereof.

                           (b)  At least 30 days but not more than 60 days
before an optional redemption date, the Corporation shall mail or cause to be mailed, by first class mail, a notice of redemption to each holder whose Series C Exchangeable Preferred Stock is to be redeemed at its registered address. The notice shall identify the shares of Series C Exchangeable Preferred Stock to be redeemed and shall state the redemption date, the redemption price and the procedure to be followed by such holder to receive the redemption payment.

                           (c)  In the event of partial redemptions of
Series C Exchangeable Preferred Stock, the shares to be redeemed will be determined pro rata or by lot, as determined by the Company.

                           (d)  No optional redemption may be authorized or
made unless prior thereto full unpaid cumulative dividends shall have been paid in cash or a sum set apart for such payment on the Series C Exchangeable Preferred Stock and all Parity Securities.

                           (e)  Notwithstanding the foregoing, if the
Corporation mails a notice of redemption in connection with a redemption of Series C Exchangeable Preferred Stock pursuant to the last paragraph of Section 6(a) and subsequently determines, in good faith, that the Star Gas Transaction will not be consummated, the Corporation, in its sole discretion, may revoke such notice of redemption by mailing a notice of revocation to each holder of Series C Exchangeable Preferred Stock to whom it mailed a notice of redemption with the immediate effect that Series C Exchangeable Preferred Stock called for redemption shall no longer be redeemed on the redemption date and the Corporation shall be under no further obligation to redeem any Series C Exchangeable Preferred Stock pursuant to the notice previously mailed to such holders.

                  7.  Voting Rights.

                           (a)  Except as provided in subparagraphs (b) and
(c) of this paragraph 7, or as required by the laws of the State of Minnesota or any other applicable law, the holders of the Series C Exchangeable Preferred Stock shall not be entitled to any voting rights with respect to general corporate matters. On all matters upon which holders of the Series C Exchangeable Preferred Stock are entitled to vote, or give their consent, each such holder shall be entitled to one (1) vote per share of the Series C Exchangeable Preferred Stock held by such holder.

                           (b)  Except as provided in subparagraph (c)(vi),
the Corporation shall not (i) without the affirmative vote or written consent of the holders of at least a majority of the then outstanding Series C Exchangeable Preferred Stock (A) amend, modify or supplement the Restated Articles or any agreement or understanding, or enter into any agreement or understanding, the effect of which would be to adversely affect the rights, preferences, privileges or powers of, or limitations on, the Series C Exchangeable Preferred Stock contained in the Restated Articles, including without limitation this Resolution except as provided in paragraph 10(b) (B) issue any additional shares of Series C Exchangeable Preferred Stock or authorize any class of Parity Securities or Senior Securities or (C) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person unless: (1) the resulting, surviving or transferee person (if not the Corporation) is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia; (2) the Series C Exchangeable Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting corporation, having in respect of such successor, transferee or resulting corporation the same powers, preferences and relative, participating, optional or other special rights thereof that the Series C Exchangeable Preferred Stock had immediately prior to such transaction;
(3) immediately after giving
effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee person or any Subsidiary as a result of such transaction as having been issued by such person or such Subsidiary at the time of such transaction), no Voting Rights Triggering Event shall have occurred and be continuing; and (4) either (a) immediately after giving effect to such transaction, the resulting, surviving or transferee person would be able to issue an additional $1.00 of Funded Debt pursuant to the first paragraph of paragraph 10(b) "Limitation on Funded Debt and Preferred Stock" or
(b) the Company makes an offer to each holder of Preferred Stock to repurchase all or any part of such holder's Preferred Stock at a purchase price equal to 101% of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends and Liquidated Damages, if any, to the date of purchase (ii) without the affirmative vote or written consent of the holders of at least two thirds (66 2/3%) of the then outstanding Series C Exchangeable Preferred Stock amend the Change of Control provisions (including the related definitions) in paragraph 5.

                           (c)  (i) If and whenever (A) dividends on the
Series C Exchangeable Preferred Stock shall be in arrears and shall not have been fully paid or shall not have been declared and a sum sufficient for the payment thereof set aside for four Quarterly Dividend Periods (whether consecutive or not) on all shares of the Series C Exchangeable Preferred Stock at the time outstanding, or (B) any redemption payment required to be made pursuant hereto shall not be made on the date specified for such redemption of the Series C Exchangeable Preferred Stock pursuant thereto or (C) the Corporation shall fail to make an offer to redeem all outstanding shares of Series C Exchangeable Preferred Stock following a Change of Control pursuant to paragraph 5 or (D) a breach or violation of any of the provisions set forth in paragraph 10 occurs and the breach or default continues for a period of 30 days or more or (E) a default occurs on the obligation to pay principal or interest on or any other payment obligation when due ("Payment Default") at final maturity on any Indebtedness of the Corporation or any Subsidiary, whether such Indebtedness exists on the date of this Certificate of Designation or thereafter, having individually or in the aggregate an outstanding amount in excess of $1 million or its foreign currency equivalent, or any other Payment Default occurs on such Indebtedness and such Indebtedness is declared due and payable prior to maturity, then and in each such event (each of the events described in subparagraphs (c)(i)(A) through (c)(i) (E) a "Voting Rights Triggering Event"), the number of directors constituting the Board shall, without further action, be increased by two (2) and the holders of the Series C Exchangeable Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right (but not the obligation) voting separately as a class, to elect two directors of the Corporation to fill such newly created directorships, the remaining directors to be elected by the other class or classes of stock entitled to vote therefor, at each meeting of stockholders held for the purpose of electing directors.

                                    (ii)   Whenever such voting right shall
have vested, such right may be exercised initially either at a special meeting of the holders of the Series C Exchangeable Preferred Stock, called as hereinafter provided, by written consent or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meeting or by the written consent of the holders of the Series C Exchangeable Preferred Stock pursuant to applicable provisions of the Minnesota General Corporation Law.

                                    (iii)   At any time when such voting rights
shall have vested in the holders of the Series C Exchangeable Preferred Stock, and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of any holder of record of the Series C Exchangeable Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of the holders of the Series C Exchangeable Preferred Stock and of any other class or classes of stock having voting power with respect thereto for the purpose of electing directors. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation; provided, however, that the Secretary shall not be required to call any such special meeting in the case of any request therefor received less than ninety (90) days prior to the date fixed for any annual meeting of stockholders of the Corporation, and if in such case such special meeting is not called, the holders of Series C Exchangeable Preferred Stock shall be entitled to exercise the special voting rights provided in this subparagraph (c) (iii) at such annual meeting; provided, further, that nothing herein shall be deemed to prohibit the holders of Series C Exchangeable Preferred Stock from exercising their special voting rights by written consent at any time, including without limitation, during the 90-day period immediately preceding any annual meeting of stockholders of the Corporation, with the election of such director by the holders of the Series C Exchangeable Preferred Stock being effective as of the date of such written consent. If such meeting shall not be called by the proper officers of the Corporation within 10 days after the personal service of such written request upon the Secretary of the Corporation, or within 10 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% or more of the shares of the Series C Exchangeable Preferred Stock then outstanding may designate in writing a holder of the Series C Exchangeable Preferred Stock to call such meeting at the expense of the

Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this subparagraph (c)(iii). Any holder of the Series C Exchangeable Preferred Stock shall have access to the stock books of the Corporation for the purposes of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph.

                                    (iv)   At any meeting held for the purpose
of electing directors at which the holders of the Series C Exchangeable Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of 50% of the then outstanding shares of the Series C Exchangeable Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof (A) the absence of a quorum of the holders of the Series C Exchangeable Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of stock of such class and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of the Series C Exchangeable Preferred Stock and (B) in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

                                    (v)   The rights of the holders of
outstanding shares of the Series C Exchangeable Preferred Stock granted by this subparagraph (c) may be exercised only until (A) all dividends in arrears on the Series C Exchangeable Preferred Stock, if any, shall have been paid in full or declared and funds sufficient theretofore set aside and the Corporation shall have paid in full or declared and set aside funds sufficient for the two consecutive Quarterly Dividend Periods following the payment of any arrearage,
(B) all redemption payments, if any, with respect to the Series C Exchangeable Preferred Stock shall have been made, (C) the Corporation shall not have failed to make an offer to redeem all outstanding shares of Series C Exchangeable Preferred Stock following a Change of Control pursuant to paragraph 5, (D) all breaches of any of the covenants contained in paragraph 10 hereof or this paragraph 7, if any, shall have been cured or waived by the holders of a majority of the outstanding shares of Series C Exchangeable Preferred Stock, and
(E) all Payment Defaults, if any, have been cured or waived; and thereafter such rights of the holders of the Series C Exchangeable Preferred Stock to elect two directors to the Board shall cease, but subject always to the same provisions for the vesting of such rights in the future pursuant to this subparagraph (c) above.

                  8.  Payment on Liquidation.

                           (a)  In the event of any liquidation, dissolution
or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of the Series C Exchangeable Preferred Stock shall be entitled to receive, out of the assets of the Corporation, whether such assets are capital or surplus and whether or not any dividends as such are declared, an amount per share of the Series C Exchangeable Preferred Stock equal to the Liquidation Preference per such shares at the date fixed for such distribution (or, in the case of a liquidation, dissolution or winding-up prior to February 15, 2005 the then applicable redemption price per share for the Series C Exchangeable Preferred Stock pursuant to paragraph 6 hereof), plus all accrued and unpaid cumulative dividends thereon (whether or not declared or earned) plus Liquidated Damages, if any, to the date of such distribution; provided, however, that if upon any liquidation, dissolution or winding-up of the affairs of the Corporation (whether voluntary or involuntary) the assets of the Corporation available for distribution shall be insufficient to pay such amount to the holders of all outstanding shares of the Series C Exchangeable Preferred Stock and to pay to the holders of all outstanding Parity Securities and all outstanding shares of Class B Common Stock the full amounts to which they respectively are entitled under the Restated Articles, the holders of shares of Class B Common Stock shall be entitled, prior to any distribution to any holder or holders of the Series C Exchangeable Preferred Stock or such Parity Securities, to distributions in an amount not to exceed the amount required to be distributed to such holders of or Class B Common Stock in the event of any such liquidation, dissolution or winding-up of the affairs of the Corporation pursuant to the Restated Articles.

                           (b)  Except as provided above with respect to the
Class B Common Stock, in the event of any liquidation, dissolution, or winding-up of the affairs of the Corporation (whether voluntary or involuntary), payment shall be made to the holders of the Series C Exchangeable Preferred Stock and all Parity Securities in the amounts provided herein, before any payment shall be made or any assets distributed to the holders of any Class A Common Stock, the Class C Common Stock or any other Junior Securities of the Corporation.

                           (c)  If upon the occurrence of any liquidation,
dissolution or winding-up of the affairs of the Corporation (whether voluntary or involuntary), the assets of the Corporation available for distribution to the holders of the Series C

Exchangeable Preferred Stock and the holders of all Parity Securities shall be insufficient to pay to them the full amounts to which they shall be entitled, respectively, then the entire assets of the Corporation available for distribution to the holders of outstanding shares of the Series C Exchangeable Preferred Stock and the holders of the outstanding Parity Securities shall be distributed among such holders ratably per share in proportion to the preferential amount per share (including Liquidation Preference and accumulated and unpaid dividends, whether or not declared or earned) to which they are entitled.

                           (d)  Written notice of any voluntary or
involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, stating a payment date and the place where the distributive amounts shall be payable, shall be given by mail, postage prepaid, not less than thirty
(30) days prior to the payment date stated therein, to the holders of record of the Series C Exchangeable Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

                           (e)  The voluntary sale, lease, exchange or
transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of its property or asset to, or a consolidation or merger of the Corporation with, one or more Persons shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph 8.

                  9. Exchange of Series C Exchangeable Preferred Stock for Exchange Debentures.

                           (a)  The Company may at its option exchange all,
but not less than all, of the then outstanding shares of Series C Exchangeable Preferred Stock into the Company's 12 7/8% Junior Subordinated Exchange Debentures due 2009 (the "Exchange Debentures") to be issued under an indenture ("Exchange Debenture Indenture") in the form attached hereto as Annex A to be entered into between the Corporation and a trustee to be selected by the Corporation ("Trustee") on any Dividend Payment Date on or after February 15, 2000, provided that on the date of such exchange: (A) there are no accumulated and unpaid dividends or Liquidated Damages on the Series C Exchangeable Preferred Stock (including the dividends payable and Liquidated Damages on such date) or other contractual impediments to such exchange; (B) there shall be legally available funds sufficient therefor (including, without limitation, legally available funds sufficient therefor under the Minnesota Business Corporation Act); (C) either (i) a registration statement relating to the Exchange Debentures shall have been declared effective under the Securities Act of 1933, as amended (the "Securities Act"), prior to such exchange, and shall continue to be in effect on the date of such exchange; or (ii)(A) the Corporation shall have obtained a written opinion of counsel that an exemption from the registration requirements of the Securities Act is available for such exchange, and that upon receipt of such Exchange Debentures pursuant to such exchange made in accordance with such exemption, the holders (assuming such holder is not an Affiliate of the Corporation) thereof shall not be subject to any restrictions imposed by the Securities Act upon the resale thereof other than any such restrictions to which the holder thereof already is subject on the Exchange Date, and (B) such exemption is relied upon by the Corporation for such exchange; (D) the Exchange Debenture Indenture and the Trustee thereunder shall have been qualified under the Trust Indenture Act of 1939, as amended; (E) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Debenture Indenture) would exist under the Exchange Debenture Indenture; and (F) the Corporation shall have delivered to the Trustee a written opinion of counsel, dated the date of exchange, regarding the satisfaction of the conditions set forth in clauses (A), (B), (C) and (D). In the event that the issuance of the Exchange Debentures is not permitted on the date of exchange or any of the conditions set forth in clauses (A) through (F) of the preceding sentence are not satisfied on the date of exchange, the Corporation shall use its best efforts to satisfy such conditions and effect such exchange as soon as practicable.

                           The Corporation shall send a written notice (the
"Exchange Notice") of exchange by mail to each Holder of record of Series C Exchangeable Preferred Stock, which notice shall state: (v) that the Corporation is exercising its option to exchange the Series C Exchangeable Preferred Stock for Exchange Debentures pursuant to this Certificate of Designation; (w) the date fixed for exchange (the "Exchange Date"), which date shall not be less than 30 days nor more than 60 days following the date on which the Exchange Notice is mailed (except as provided in the last sentence of this paragraph); (x) that the Holder is to surrender to the Corporation, at the place or places where certificates for shares of Series C Exchangeable Preferred Stock are to be surrendered for exchange, in the manner designated in the Exchange Notice, the certificate or certificates representing the shares of Series C Exchangeable Preferred Stock to be exchanged; (y) that dividends on the shares of Series C Exchangeable Preferred Stock to be exchanged shall cease to accrue on the Exchange Date whether or not certificates for shares of Series C Exchangeable Preferred Stock are surrendered for exchange on the Exchange Date unless the Corporation shall default in the delivery of Exchange Debentures; and (z) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Series C Exchangeable Preferred Stock are surrendered for exchange on the Exchange Date. On the Exchange Date, if the conditions set forth in clauses (A) through (F) above are satisfied, the Corporation shall issue Exchange Debentures in exchange for the Series C Exchangeable Preferred Stock as provided in the next paragraph.

                           (b)  Upon any exchange pursuant to this paragraph
9, Exchange Debentures shall be issued in exchange for Series C Exchangeable Preferred Stock, in registered form without coupons, in an amount equal to the Liquidation Preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends (including a prorated dividend for the period from the immediately preceding Dividend Payment Date to the Exchange Date). Exchange Debentures will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each Holder of Series C Exchangeable Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which its shares of Series C Exchangeable Preferred Stock entitles it, provided that the Corporation may, at its option, pay cash in lieu of issuing an Exchange Debenture in a principal amount of less than $1,000.

                           (c)  Procedure for Exchange.  (A) On or before
the date fixed for exchange, each Holder of Series C Exchangeable Preferred Stock shall surrender the certificate or certificates representing such shares of Series C Exchangeable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Series C Exchangeable Preferred Stock so exchanged (properly endorsed or assigned for transfer, if the notice shall so state), such shares shall be exchanged by the Corporation into Exchange Debentures. The Corporation shall pay interest and Liquidated Damages, if any, on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

                           (d)  If notice has been mailed as aforesaid, and
if before the Exchange Date (1) the Exchange Debenture Indenture shall have been duly executed and delivered by the Corporation and the Trustee and (2) all Exchange Debentures necessary for such exchange shall have been duly executed by the Corporation and delivered to the Trustee with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then on the Exchange Date, dividends shall cease to accrue on the outstanding shares of Series C Exchangeable Preferred Stock and all of the rights of the Holders of shares of the Series C Exchangeable Preferred Stock as stockholders of the Corporation shall cease (except the right to receive Exchange Debentures), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered holder or holders of such Exchange Debentures as of the date of exchange.

                  10. Certain Covenants

                           So long as any shares of Series C Exchangeable
Preferred Stock remain outstanding, the Corporation shall comply with the following covenants:

                           (a)  SEC Reports.  In the event that the
Corporation ceases to be subject to the informational reporting requirements of the Exchange Act, the Corporation shall, whether or not it is required to do so by the rules and regulations of the U.S. Securities and Exchange Commission ("Commission"), for so long as any shares of Series C Exchangeable Preferred Stock remain outstanding, furnish to the holders of the Series C Exchangeable Preferred Stock and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Corporation were required to file such forms, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by the Corporation's certified independent public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Corporation were required to file such reports. In addition, for so long as any shares of Series C Exchangeable Preferred Stock remain outstanding, the Corporation shall make available to any prospective purchaser of shares of Series C Exchangeable Preferred Stock or beneficial owner of shares of Series C Exchangeable Preferred Stock in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

                           (b)  Limitation on Funded Debt and Preferred
Stock. The Corporation will not, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Funded Debt, and the Corporation will not issue any Parity Securities or any additional shares of Series C Exchangeable Preferred Stock, unless, after giving effect thereto, the Corporation's Consolidated EBITDA Coverage Ratio exceeds 2.0 to 1.

                           Notwithstanding the foregoing paragraph, the
Corporation may: (i) incur Funded Debt owed to and held by a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Funded Debt (other than to a Wholly Owned Subsidiary) will be deemed, in each case, to constitute the incurrence of such Funded Debt by the Corporation; (ii) incur Funded Debt (other than Funded Debt described in clause (i) of this paragraph) outstanding on the Series C Exchangeable Preferred Stock Issue Date and incur Funded Debt and issue Parity Securities or additional shares of Series C Exchangeable Preferred Stock in exchange for, or the proceeds of which are used to refund or refinance, any Funded Debt permitted by this clause (ii) or by the first paragraph of this covenant; provided, however, that (1) the principal amount of the Funded Debt so incurred or the aggregate liquidation preference of the Parity Securities or Series C Exchangeable Preferred Stock so issued will not exceed the principal amount of the Funded Debt so exchanged, refunded or refinanced and (2) the Funded Debt so incurred or the Parity Securities or Preferred Stock so issued
(A) will not mature prior to the Stated Maturity of the Funded Debt so exchanged, refunded or refinanced and (B) will have an Average Life equal to or greater than the remaining Average Life of the Funded Debt so exchanged, refunded or refinanced; and (iii) incur additional Funded Debt and issue Parity Securities or additional shares of Series C Exchangeable Preferred Stock having an aggregate principal amount and liquidation preference not to exceed $50 million at any one time outstanding; provided, however, that at any time and to the extent the Corporation is permitted to incur Funded Debt or issue Parity Securities or additional shares of Series C Exchangeable Preferred Stock pursuant to the Consolidated EBITDA Coverage Ratio test contained in the immediately preceding paragraph, the Corporation may elect that amounts of Funded Debt incurred, and shares of Series C Exchangeable Preferred Stock issued, pursuant to this clause (iii) be deemed to have been incurred or issued pursuant to the immediately preceding paragraph and be deemed not to have been incurred or issued pursuant to this clause (iii).

                           (c)  Limitation on Indebtedness and Preference
Stock of Subsidiaries. The Corporation will not permit any Subsidiary to incur any Indebtedness or issue any Preference Stock except: (i) Indebtedness or Preference Stock issued to and held by the Corporation or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness or Preference Stock (other than to the Corporation or a Wholly Owned Subsidiary) will be deemed, in each case, to constitute the incurrence of such Indebtedness or the issuance of such Preference Stock, as the case may be, by the issuer thereof; (ii) Indebtedness incurred or Preference Stock of a Subsidiary issued and outstanding on or prior to the date on which such Subsidiary was acquired by the Corporation (other than Indebtedness incurred or Preference Stock issued in contemplation of, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Corporation), provided that at the time such Subsidiary is acquired by the Corporation, after giving effect to such Indebtedness or Preference Stock of such Subsidiary, the Corporation's Consolidated EBITDA Coverage Ratio exceeds 2.0 to 1; (iii) Indebtedness or Preference Stock (other than Indebtedness or Preference Stock described in clause (i), (ii), (iv) or
(vi) of
this covenant) incurred or issued and outstanding on or prior to the Series C Exchangeable Preferred Stock Issue Date; (iv) Indebtedness of a Subsidiary consisting of guarantees issued by such Subsidiary and outstanding on the Series C Exchangeable Preferred Stock Issue Date and Indebtedness of a Subsidiary consisting of guarantees issued subsequent to the Series C Exchangeable Preferred Stock Issue Date, in each case, to the extent such guarantee guarantees Working Capital Debt; (v) Indebtedness of a Subsidiary (other than Indebtedness described in clause (iv) above) consisting of guarantees of Funded Debt of the Corporation permitted by the first paragraph of "Limitation on Funded Debt and Series C Exchangeable Preferred Stock"; and (vi) Indebtedness or Preference Stock issued in exchange for, or the proceeds of which are used to refund or refinance, Indebtedness or Preference Stock referred to in the foregoing clause (ii) or (iii); provided, however, that (1) the principal amount of such Indebtedness or Preference Stock so incurred or issued (the "Refinancing Indebtedness") will not exceed the principal amount of the Indebtedness or Preference Stock so refinanced (the "Refinanced Indebtedness"), provided that if any such Refinanced Indebtedness was incurred under a revolving credit or similar working capital facility, the principal amount of the Refinancing Indebtedness may be in an amount up to the aggregate amount available under the facility under which the Refinanced Indebtedness was incurred (A) at the time the Subsidiary that incurred such Indebtedness was acquired by the Corporation (in the case of Indebtedness described in the foregoing clause (ii)) or (B) on the Series C Exchangeable Preferred Stock Issue Date (in the case of Indebtedness described in the foregoing clause (iii)), and (2) the Refinancing Indebtedness (other than revolving credit or similar working capital facilities) will (A) have a Stated Maturity later than the Stated Maturity of the Refinanced Indebtedness and (B) will have an Average Life equal to or greater than the remaining Average Life of the Refinanced Indebtedness.

                           (d)  Limitation on Restricted Payments.  The
Corporation will not, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of any Junior Securities (including any payment in connection with any merger or consolidation involving the Corporation) or to the direct or indirect holders of any Junior Securities (except dividends or distributions payable solely in shares of its Non-Convertible Capital Stock that are Junior Securities or in options, warrants or other rights to purchase shares of its Non-Convertible Capital Stock that are Junior Securities), (ii) purchase, redeem or otherwise acquire or retire for value any Junior Securities or (iii) make any Restricted Investment (any such dividend, distribution, purchase, redemption or other acquisition, or any such Restricted Investment, being herein referred to as a "Restricted Payment") if at the time the Corporation makes such Restricted Payment: (1) a Voting Rights Triggering Event will have occurred and be continuing (or would result therefrom); or (2) the aggregate amount of such Restricted Payment and all other Restricted Payments subsequent to the Series C Exchangeable Preferred Stock Issue Date would exceed the sum of: (A) 50% of the Cash Flow of the Corporation and its Subsidiaries accrued during the period (treated as one accounting period) subsequent to December 31, 1996, to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Cash Flow will be a deficit, minus 100% of such deficit), minus 100% of any deficit in Subsidiary Cash Flow for such period of any Subsidiary described in clause (b) of the exception to the definition of Consolidated Net Income; (B) the aggregate Net Cash Proceeds received by the Corporation from the issue or sale of any Junior Securities subsequent to the Series C Exchangeable Preferred Stock Issue Date (other than an issuance or sale to a Subsidiary or Unrestricted Subsidiary of the Corporation or an employee stock ownership plan or other trust established by the Corporation or any Subsidiary or Unrestricted Subsidiary of the Corporation); (C) the amount by which indebtedness of the Corporation is reduced on the Corporation's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to December 31, 1996, of any Indebtedness of the Corporation convertible or exchangeable for Junior Securities (less the amount of any cash, or other property, distributed by the Corporation upon such conversion or exchange); and (D) $30 million.

                           (e)  The provisions of the foregoing paragraph
will not prohibit: (i) any purchase or redemption of Junior Securities made by exchange for, or out of the proceeds of the substantially concurrent sale of, Junior Securities of the Corporation (other than Junior Securities issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Corporation or any Subsidiary); provided, however, that (A) such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale will be excluded from clause (2)(B) of the foregoing paragraph; (ii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Voting Rights Triggering Event will have occurred and be continuing (or result therefrom); provided further, however, that such dividend will be included in the calculation of the amount of Restricted Payments; or (iii) Restricted Investments in an aggregate amount not to exceed the sum of (A) $30 million, plus (B) $5 million on each anniversary of the Series C Exchangeable Preferred Stock Issue Date, plus (C) the amount of all dividends or other distributions received in cash by the Corporation or any of its Wholly Owned Subsidiaries from, and the amount of any Net Cash Proceeds to the Corporation or any of its Wholly Owned Subsidiaries from the sale of Capital Stock (other than a sale of Capital Stock to the Corporation, a Subsidiary or Unrestricted Subsidiary of the Corporation or an employee stock ownership plan or other trust established by the Corporation or any Subsidiary or Unrestricted Subsidiary of the Corporation) of, an Unrestricted Subsidiary of the Corporation, to the extent that the aggregate amount of such dividends, distributions and Net Cash Proceeds referred to in this clause (C) do not exceed the aggregate amount of Restricted Investments made by the Corporation in such Unrestricted Subsidiary since the Series C Exchangeable Preferred Stock Issue Date; provided, however, that Restricted Investments permitted by this clause (iii) will be excluded in the calculation of the amount of Restricted Payments.

                           (f)  Limitation on Restrictions on Distributions
from Subsidiaries. The Corporation will not, and will not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to: (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Corporation, (ii) make any loans or advances to the Corporation or (iii) transfer any of its property or assets to the Corporation, except: (1) any encumbrance or restriction pursuant to an agreement in effect on the Series C Exchangeable Preferred Stock Issue Date; (2) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Indebtedness issued by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Corporation (other than Indebtedness issued in contemplation of, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Corporation) and outstanding on such date; (3) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness issued pursuant to an agreement referred to in the foregoing clause
(1) or (2) or contained in any amendment to an agreement referred to in the foregoing clause (1) or (2); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable to holders of the Series C Exchangeable Preferred Stock than the encumbrances and restrictions contained in such agreements; (4) any such encumbrance or restriction consisting of customary non- assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease; (5) in the case of clause (iii) above, restrictions contained in security agreements securing Indebtedness of a Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; and (6) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition.

                           (g)  Limitation on Transactions with Affiliates.
The Corporation will not, and will not permit any Subsidiary to, conduct any business or enter into any transaction or series of similar transactions in an aggregate amount in excess of $100,000 (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Corporation or any legal or beneficial owner of 5% or more of any class of Capital Stock of the Corporation or with an Affiliate of any such owner (any such business, transaction or series of similar transactions, an "Affiliate Transaction") unless the terms of such Affiliate Transaction are: (i) set forth in writing, (ii) fair to the Corporation and its Subsidiaries from a financial point of view (as determined by the Board of Directors), (iii) in the case of any Affiliate Transaction (other than an Affiliate Transaction with an Unrestricted Subsidiary of the Corporation) in an aggregate amount in excess of $500,000, the disinterested members of the Board of Directors have determined in good faith that the criteria set forth in clause
(ii) are satisfied and (iv) in the case of any Affiliate Transaction involving an Unrestricted Subsidiary of the Corporation in an aggregate amount in excess of $2.0 million, the members of the Board of Directors have determined in good faith that the criteria set forth in clause (ii) are satisfied. This covenant will not prohibit: (a) any Restricted Payment permitted under "--Limitation on Restricted Payments," (b) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (c) loans or advances to employees in the ordinary course of business, (d) the payment of reasonable fees to directors of the Corporation and its subsidiaries who are not employees of the Corporation or its subsidiaries,
(e) any transaction between the Corporation and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries or (f) the Investment represented by the Sevin Note.

                  11.  Certain Definitions

                           "10 1/8% Notes" means the Corporation's 10 1/8%
Subordinated Notes due 2003.

                           "14.10% Notes" means the Corporation's 14.10% Senior
Notes due January 15, 2001 and the Corporation's 14.10% Subordinated Notes due January 15, 2001.

                           "1989 Preferred Stock" shall have the meaning set
forth in the Corporation's Restated Articles.

                           "Affiliate" of any person specified means (i) any
person directly or indirectly controlling or under direct or indirect common control with such specified person, (ii) any spouse, immediate family member or other relative who has the same principal residence as any person described in clause (i) above, (iii) any trust in which any persons described in clause (i) or (ii) above has a beneficial interest and (iv) in the case of the

Corporation, any Unrestricted Subsidiary of the Corporation. For the purposes of this definition, "control," when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, a contract or otherwise, and the terms "controlling" and "controlled" have meaning correlative to the foregoing.

                           "Asset Disposition" means any sale, lease, transfer
or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Corporation or any of its Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary to the Corporation or by the Corporation or a Subsidiary to a Wholly Owned Subsidiary,
(ii) a disposition of property or assets at fair market value in the ordinary course of business or (iii) a disposition of obsolete assets in the ordinary course of business.

                           "Attributable Indebtedness" in respect of a
Sale/Leaseback Transaction means, as of the time of determination, the present value (discounted at the dividend rate borne by the Series C Exchangeable Preferred Stock or the interest rate borne by the Exchange Debentures, as the case may be, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

                           "Average Life" means, as of the date of determina-
tion, with respect to any Indebtedness or Preference Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preference Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

                           "Board of Directors" means the Board of Directors of
the Corporation or any committee thereof duly authorized to act on behalf of such Board.

                           "Business Day" means each day which is not a Legal
Holiday.

                           "Capital Lease Obligations" of a person means any
obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with generally accepted accounting principles; the amount of such obligation will be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

                           "Capital Stock" of any person means any and all
shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preference Stock, but excluding any debt securities convertible into or exchangeable for such equity.

                           "Cash Flow" of a person for any period means the sum
of (i) the Consolidated Net Income of such person for such period, plus (ii) to the extent deducted in the calculation of such Consolidated Net Income, the amortization of customer lists and other deferred charges and the amortization and depreciation of capital assets, plus (iii) to the extent not included in Consolidated Net Income, the amount of all dividends or other distributions received in cash by the Corporation or any of its Wholly Owned Subsidiaries (other than a Wholly Owned Subsidiary described in clause (b) of the exception to the definition of Consolidated Net Income) from, and the amount of any Net Cash Proceeds to the Corporation or any of its Wholly Owned Subsidiaries (other than a Wholly Owned Subsidiary described in clause (b) of the exception to the definition of Consolidated Net Income) from the sale of Capital Stock of, an Unrestricted Subsidiary of the Corporation, plus (iv) the amount of any cash actually distributed by any Subsidiary described in clause (b) of the exception to the definition of Consolidated Net Income during such period as a dividend or other distribution to the Corporation or another Subsidiary of the Corporation (other than another Subsidiary described in such clause (b)), plus (v) to the extent excluded in calculating Net Income of such person and its Subsidiaries for such period, any gain realized upon the sale or other disposition of any real property or equipment or of any Capital Stock of the Corporation or a Subsidiary owned by such person or any of its Subsidiaries, plus (vi) to the extent deducted in calculating Net Income of such person and its Subsidiaries for such period, any non-cash charge relating to the grant of stock options to executives of the Corporation plus (vii) to the extent deducted in calculating Net Income of such person and its Subsidiaries for such period, any non-cash expense associated with deferred compensation plans; provided, however, that (a) Cash Flow shall not include the amortization of customer lists or other deferred charges or the amortization and depreciation of capital assets of any person or Subsidiary described in clause (b) of the exception, or clause (i) of the proviso, to the definition of Consolidated Net Income, (b) Cash Flow for any period shall be reduced by the amount that any liability recorded on the books of the Corporation relating to any deferred compensation expense referred to in clause (vii) above is reduced during such period and (c) any amounts included in clause (iii)(C) of the second subparagraph of paragraph 10(d) "Limitations on Restricted Payments" shall be excluded from Cash Flow of the Corporation.

                           "Change of Control" means (i) any "person" or
"group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the members of the Sevin Group and the Traber Group, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to be the beneficial owner of all shares that such person has the right to acquire, regardless of whether such right is exercisable immediately or after the passage of time), directly or indirectly, of 50% or more of the total voting power of all classes of the Voting Stock of the Corporation and the members of the Sevin Group and the Traber Group cease to have the right to appoint at least a majority of the members of the Board of Directors of the Corporation, (ii) the holders of the 10 1/8% Notes have the right to require the Corporation to purchase any such 10 1/8% Notes pursuant to
Section 4.08 of the Indenture, dated as of April 1, 1993, between the Corporation and Chemical Bank, as trustee, relating thereto, (iii) any holder of Private Notes exercises its right to declare any such notes to be due and payable pursuant to Section 2.1 of the Note Agreement, dated as of September 1, 1988, relating thereto (the "1988 Note Agreement"), (iv) any holder of 14.10% Notes exercises its right to declare any such notes to be due and payable pursuant to Section 5.2(A) of the Note Agreement, dated as of January 15, 1991, relating thereto (the "1991 Note Agreement") or (v) any holder of Private Notes or 14.10% Notes shall have received any consideration (whether in the form of cash, a change in the rate of interest relating to such notes, a change in any other provision of the terms of such notes, or otherwise) to amend, modify, waive or otherwise give up its right to declare any such notes to be due and payable upon a "Change of Ownership," as defined in the 1988 Note Agreement or the 1991 Note Agreement, as the case may be; provided, however, that an amendment to or waiver or other modification of Section 2.1 of the 1988 Note Agreement or Section 5.2(A) of the 1991 Note Agreement shall not, in the absence of any consideration, constitute a Change of Control.

                           "Code" means the Internal Revenue Code of 1986, as
amended.

                           "Consolidated EBITDA Coverage Ratio" as of any date
of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Corporation or any Subsidiary has incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage

Ratio is an incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to (A) such Indebtedness as if such Indebtedness had been incurred on the first day of such period, (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period and (C) the interest income realized by the Corporation and its Subsidiaries on the proceeds of such Indebtedness, to the extent not yet applied at the date of determination, assuming such proceeds earned interest at the Treasury Rate from the date such proceeds were received through such date of determination, (2) if since the beginning of such period the Corporation or any Subsidiary will have made any Asset Disposition, EBITDA for such period will be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Corporation or any Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Corporation and its continuing Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable for the Indebtedness of such Subsidiary to the extent the Corporation and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale) (3) if since the beginning of such period the Corporation or any Subsidiary (by merger or otherwise) will have made an Investment in any Subsidiary (or any person which becomes a Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all an operating unit of a business, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (4) if the Company has issued any Parity Securities or additional shares of Preferred Stock described in subparagraph (c) of the definition "Consolidated Interest Expense" since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is the issuance of such Parity Securities or such additional shares of Preferred Stock, or both, EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to (A) such issuance as if such issuance had occurred on the first day of such period, (B) the discharge of any Indebtedness repaid, purchased, defeased or otherwise discharged with the proceeds of such shares as if such discharge had occurred on the first day of such period and (C) the interest income realized by the Company on the proceeds of the sale of such shares, to the extent not yet applied at the date of determination, assuming such proceeds earned interest at the Treasury Rate from the dates such proceeds were received through such date of determination. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Corporation; provided, however, that such Officer shall assume (i) the historical sales and gross profit margins associated with such assets for any consecutive 12-month period ended prior to the date of purchase (provided that the first month of such period will be no more than 18 months prior to such date of purchase), less estimated post-acquisition loss of customers and (ii) other expenses as if such assets had been owned by the Corporation since the first day of such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

                           "Consolidated Interest Expense" means, for any
period, the sum of (a) the total interest expense of the Corporation and its Subsidiaries (other than a Subsidiary described in clause (b) of the exception to the definition of Consolidated Net Income), determined on a consolidated basis, including (i) interest expense attributable to capital leases, (ii) amortization of debt discount, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Corporation or any such Subsidiary under any guarantee of Indebtedness or other obligation of any other Person, (vii) net costs associated with Hedging Obligations (including amortization of fees),
(viii) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan to pay interest or fees to any person (other than the Corporation) in connection with loans incurred by such plan or trust to purchase newly issued or treasury shares of the Corporation (but excluding interest expense associated with the accretion of principal on non-interest bearing or other discount securities) and (ix) to the extent not already included in Consolidated Interest Expense, the interest expense attributable to Indebtedness of another person that is guaranteed by the Corporation or any of its Subsidiaries, less interest income (exclusive of deferred financing fees) of the Corporation and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, plus (b) dividends in respect of all Preference Stock of Subsidiaries (other than a

Subsidiary described in clause (b) of the exception to the definition of Consolidated Net Income) held by persons other than the Corporation or a Wholly Owned Subsidiary (other than a Subsidiary described in clause (b) of the exception to the definition of Consolidated Net Income); (c) the amount of all cash dividends paid with respect to any Parity Securities or shares of Preferred Stock issued pursuant to the first subparagraph of paragraph 10(b) "--Limitation on Funded Debt and Preferred Stock"; provided, however, that Consolidated Interest Expense shall include any interest paid by the Corporation to Star Gas and Indebtedness owed to Star Gas but only to the extent the amount of such interest paid during any period exceeds the cash dividends or other cash distributions on the Capital Stock of Star Gas distributed to the Corporation or any Subsidiary during such period.

                           "Consolidated Net Income" of a person, for any
period, means the aggregate of the Net Income of such person and its Subsidiaries (other than (a) any Subsidiary acquired by such person in a pooling of interests transaction for any period prior to the date of acquisition and (b) any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions to such person) for such period, determined on a consolidated basis in accordance with generally accepted accounting principles, provided that (i) the Net Income of any other person (other than a Subsidiary) in which such person has an interest will be included only to the extent of the amount of dividends or distributions paid to such person and (ii) the cumulative effect of a change in accounting principles will be excluded; (iii) notwithstanding clause (i), Consolidated Net Income of the Corporation shall include cash dividends or other cash distributions on the Capital Stock of Star Gas distributed to the Corporation by Star Gas but only to the extent such cash dividends or other cash distributions exceed during any period the amount of any interest paid by the Corporation during such period to Star Gas on Indebtedness owed to Star Gas.

                           "Credit Agreement" means the Amended and Restated
Credit Agreement, dated as of September 27, 1996, between the Corporation and The Chase Manhattan Bank, as agent, as amended from time to time.

                           "EBITDA" of a person for any period means the
Consolidated Net Income of such person for such period (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting, extraordinary losses or gains and any gains or losses from any Asset Dispositions), plus (a) to the extent deducted in calculating such Consolidated Net Income, (i) income tax expense (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense and (v) non-cash charges relating to the grant of stock options to executives of the Corporation, non-cash charges associated with deferred compensation plans and other non-cash charges of a similar nature, plus (b) the amount of any cash actually distributed by any Subsidiary described in clause (b) of the exception to the definition of Consolidated Net Income during such period as a dividend or other distribution to the Corporation or another Subsidiary of the Corporation (other than another Subsidiary described in such clause (b), minus
(c) such person's equity in any deficit in Subsidiary Cash Flow for such period of any Subsidiary described in clause (b) of the exception to the definition of Consolidated Net Income; provided, however, that EBITDA shall not include any income tax expense, interest expense, depreciation expense, amortization expense or other non-cash expense of any person or Subsidiary described in clause (b) of the exception, or clause (i) of the proviso, to the definition of Consolidated Net Income.

                           "Exchange Act" means the Securities Exchange Act of
1934, as amended.

                           "Exchangeable Stock" means any Capital Stock which
is exchangeable or convertible into another security (other than Capital Stock of the Corporation which is neither Exchangeable Stock nor Redeemable Stock).

                           "Funded Debt" as applied to any person means,
without duplication, (a) any Indebtedness with a Stated Maturity of more than one year from the date of incurrence, (b) any Indebtedness, regardless of its term, if such Indebtedness is renewable or extendable at the option of the obligor of such Indebtedness pursuant to the terms thereof to a date more than one year from the date of incurrence; and (c) any Indebtedness, regardless of its term, that by its terms or by the terms of the agreement pursuant to which it is issued, may be paid with the proceeds of other Indebtedness that may be incurred pursuant to the terms of such first-mentioned Indebtedness or by the terms of such agreement, which other Indebtedness has a Stated Maturity of more than one year from the date of incurrence of such first-mentioned Indebtedness; provided, however, that Working Capital Borrowings shall be excluded from Funded Debt except to the extent that Working Capital Borrowings exceed an amount equal to (i) 100% of the current assets (excluding cash) of such person and its Subsidiaries, less (ii) the excess, if any, of current liabilities over current assets of such person and its Subsidiaries, in each case determined on a consolidated basis in accordance with generally accepted accounting principles.

                           "Guarantee" means any obligation, contingent or
otherwise, of any person directly or indirectly guaranteeing any Indebtedness or other obligation of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

                           "Hedging Obligations" of any person means the
obligations of such person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such person against changes in interest rates or foreign exchange rates.

                           "Indebtedness" of any person means, without
duplication,

                  (i) the principal of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

                  (ii) all Capital Lease Obligations of such person and all Attributable Indebtedness in respect of Sale/Leaseback
         Transactions entered into by such person;

                  (iii) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

                  (iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

                  (iv) all obligations of the type referred to in clauses (i) through (iv) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including any guarantees of such obligations and dividends, including by means of any agreement which has the economic effect of a guarantee; and

                  (vi) all obligations of the type referred to in clauses (i) through (v) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

                           "Investment" in any person means any loan or advance
to, any guarantee of, any acquisition of any Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such person. Investments will exclude advances to customers and suppliers in the ordinary course of business.

                           "Junior Securities" means the Class A and Class C
Common Stock of the Corporation and each other Class of capital stock or series of preferred stock, the terms of which do not expressly provide that it ranks senior to or on a parity with the Series C Exchangeable Preferred Stock as to dividends, and distributions upon the liquidation, winding-up and dissolution of the Corporation.

                           "Legal Holiday" means a Saturday, a Sunday or a day
on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

                           "Lien" means any mortgage, pledge, security
interest, conditional sale or other title retention agreement or other similar lien.

                           "Liquidated Damages" shall have the meaning assigned
to it in the Registration Rights Agreement.

                           "Liquidation Preference" means $25 with respect to
each share of Series C Exchangeable Preferred Stock.

                           "Mandatory Redemption Date" means February 15, 2009.

                           "Net Cash Proceeds," with respect to any issuance or
sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

                           "Net Income" of any person means the net income
(loss) of such person, determined in accordance with generally accepted accounting principles; excluding, however, from the determination of Net Income any gain (but not loss) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to leaseback transactions) of any real property or equipment of such person, which is not sold or otherwise disposed of in the ordinary course of business, or of any Capital Stock of the Corporation or a Subsidiary owned by such person.

                           "Non-Convertible Capital Stock" means, with respect
to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock will not include any Redeemable Stock or Exchangeable Stock.

                           "Officer" means the Chairman of the Board, the Chief
Executive Officer, the President, any Vice President, the Treasurer or the Secretary of the Corporation.

                           "Officers' Certificate" means a certificate signed
by two Officers.

                           "Opinion of Counsel" means a written opinion from
legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Corporation or the Trustee.

                           "Parity Securities" means the 1989 Preferred Stock
and any additional shares of Preferred Stock issued by the Corporation and any other class of capital stock or series of preferred stock issued by the Corporation, the terms of which expressly provide that such class or series will rank on a parity with the Series C Exchangeable Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Corporation.

                           "Person" means any individual, corporation,
partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

                           "Preference Stock," as applied to the Capital Stock
of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation;

provided, however, that Preference Stock will not include the Corporation's Class B Common.

                           "Private Notes" means the Corporation's 11.85%
Senior Notes due October 1, 2002, the Corporation's 12.17% Senior Notes due October 1, 2002 and the Corporation's 12.18% Senior Notes due October 1, 2002.

                           "Public Notes" means the 101/8% Notes, the
Corporation's 93/8% Subordinated Debentures due 2006 and the Corporation's 12 1/4% Subordinated Debentures due 2005.

                           "Purchase Money Indebtedness" means Indebtedness (i)
consisting of the deferred purchase price of property, conditional sale obligations, obligation under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (ii) incurred to finance the acquisition by the Corporation or a Subsidiary of such asset, including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness will be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached.

                           "Redeemable Stock" means any Capital Stock that by
its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the Debentures or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Exchange Debentures.

                           "Refinancing Agreement" means any credit agreement
or other agreement between the Corporation and lenders pursuant to which the Corporation refinances borrowings under the Credit Agreement or another Refinancing Agreement.

                           "Representative" means the holder, trustee, agent or
representative (if any) for an issue of Senior Debt.

                           "Restricted Investment" means any Investment in an
Unrestricted Subsidiary. At the time any Subsidiary of the Corporation is designated by the Board of Directors of the Corporation as an Unrestricted Subsidiary, the Corporation shall be deemed to have made a Restricted Investment in an amount equal to the fair market value as of such time of the Corporation's interest in such Unrestricted Subsidiary, as determined in good faith by the Board of Directors and set forth in a Board Resolution; provided, however, that all amounts which the Corporation is deemed to have invested in Star Gas by reason of the designation of Star Gas as an Unrestricted Subsidiary by the Board of Directors of the

Corporation shall not be included in the definition of Restricted Investment.

                           "Sale/Leaseback Transaction" means an arrangement
relating to property now owned or hereafter acquired whereby the Corporation or a Subsidiary transfers such property to a person and the Corporation or a Subsidiary leases it from such person.

                           "Series C Exchangeable Preferred Stock Issue Date"
means the first date on which shares of Series C Exchangeable Preferred Stock are issued under the Certificate of Designation.

                           "Sevin Group" means the Estate of Malvin P. Sevin
and trusts created thereunder, Audrey L. Sevin, Irik P. Sevin,
Thomas J. Edelman, Margot Gordon and Phillip Ean Cohen and any trust over which such persons have sole voting power.

                           "Sevin Note" means the promissory note, dated
December 31, 1994 (as amended by an agreement dated December 21, 1995), of Irik
P. Sevin to the Corporation in the original principal amount of $1,640,060 which is due in five equal annual installments commencing as of December 31, 1995, the principal amount of which may not be increased in any one year by more than the amount of accrued and unpaid interest during the immediately preceding year.

                           "Significant Subsidiary" means any Subsidiary of the
Corporation which at the time of determination either (A) had assets which, as of the date of the Corporation's most recent quarterly consolidated balance sheet, constituted at least 3% of the Corporation's total assets on a consolidated basis as of such date, or (B) had revenues for the 12-month period ending on the date of the Corporation's most recent quarterly consolidated statement of income which constituted at least 3% of the Corporation's total revenues on a consolidated basis for such period.

                           "Stated Maturity" means, with respect to any
Indebtedness, the date specified in such Indebtedness, or in any agreement pursuant to which such Indebtedness was incurred, as the fixed date on which the principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such Indebtedness at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

                           "Subordinated Obligations" means any Indebtedness of
the Corporation (whether outstanding on the date hereof or hereafter incurred) which is subordinate or junior in right of payment to the Exchange Debentures.

                           "Subsidiary" means a corporation of which a majority
of the Capital Stock having voting power under ordinary circumstances to elect a majority of the board of directors is owned by (i) the Corporation, (ii) the Corporation and one or more Subsidiaries or (iii) one or more Subsidiaries; provided, however, that an Unrestricted Subsidiary shall be deemed not to be a Subsidiary (except as used in the definition thereof).

                           "Subsidiary Cash Flow" of a person for any period
means the Net Income of such person and its Subsidiaries determined on a consolidated basis for such period, plus, to the extent deducted in determining such Net Income, depreciation, amortization, non-cash charges relating to the grant of stock options to executives of the Corporation, non-cash charges associated with deferred compensation plans and other non-cash charges of a similar nature, less accrued preferred stock dividends (excluding preferred stock dividends paid or payable in additional shares of preferred stock and preferred stock dividends payable to the Corporation or any of its Subsidiaries (other than a Subsidiary described in clause (b) of the exception to the definition of Consolidated Net Income) until actually paid), excluding Net Income derived from investments accounted for by the equity method except to the extent of any cash dividends received by such person and its Subsidiaries.

                           "Traber Group" means (i) all the holders of Class C
Common Stock as of the Series C Exchangeable Preferred Stock Issue Date who are not members of the Sevin Group, (ii) any person who receives shares from persons described in clause (i) without such transfer of shares being subject to the first refusal right referred to in the shareholders agreement among the holders of Class C Common Stock dated November 25, 1986, as amended through the Series C Exchangeable Preferred Stock Issue Date, and (iii) any trust over which persons described in clause (i) or (ii) have sole voting power.

                           "Treasury Rate" as of any date of determination
means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to such date of determination (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) of five years.

                           "Trust Officer" means the chairman or vice-chairman
of the board of directors, the chairman or vice-chairman of the executive committee of the board of directors, the president, any vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, the controller and any assistant controller or any other officer of the

Trustee customarily performing functions similar to those performed by any of the above-designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

                           "Unrestricted Subsidiary" means a Subsidiary of the
Corporation, and each Subsidiary of such Subsidiary, designated by the Board of Directors of the Corporation as an Unrestricted Subsidiary pursuant to a Board Resolution set forth in an Officers' Certificate and delivered to the Trustee,
(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Corporation or any other Subsidiary of the Corporation, (ii) is recourse to or obligates the Corporation or any other Subsidiary of the Corporation in any way or (iii) subjects any property or asset of the Corporation or any other Subsidiary of the Corporation, directly or indirectly, contingently or otherwise, to the satisfaction thereof and (b) with which neither the Corporation nor any other Subsidiary of the Corporation has any obligation (i) to subscribe for additional shares of Capital Stock or other equity interests therein or (ii) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. An Unrestricted Subsidiary may be designated a Subsidiary, provided that (A) no Voting Rights Triggering Event shall have occurred and be continuing and (B) immediately after giving effect to such designation, the Corporation would be able to issue an additional $1.00 of Funded Debt pursuant to the first paragraph 10(b).

                           "U.S. Government Obligations" means direct
obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

                           "Voting Rights Triggering Event" shall have the
meaning assigned to it in paragraph 7(c)(i).

                           "Voting Stock" of a corporation means all classes of
Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

                           "Wholly Owned Subsidiary" means a Subsidiary all the
Capital Stock of which (other than directors' qualifying shares) is owned by the Corporation or another Wholly Owned Subsidiary.

                           "Working Capital Borrowings" means, on any date of
determination, all Indebtedness of the Corporation and its Subsidiaries on a consolidated basis incurred to finance current assets.

                           "Working Capital Debt" means any and all amounts
payable under or in respect of the Credit Agreement, as amended from time to time, any Refinancing Agreement, any Working Capital Financing Agreement, or any other loan agreement, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Corporation to the extent a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

                           "Working Capital Financing Agreement" means any
agreement entered into after the Series C Exchangeable Preferred Stock Issue Date by the Corporation and lenders pursuant to which the Corporation issues Working Capital Borrowings.

                  IN WITNESS WHEREOF, this Certificate has been signed on behalf of PETROLEUM HEAT AND POWER CO., INC. by the undersigned said ALAN SHAPIRO, Assistant Secretary, this 8th day of September, 1998.


                                               ----------------------------
                                               Alan Shapiro
                                               Assistant Secretary